================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                                 (RULE 13D-102)
    INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURUSANT TO RULES 13D-1(B)
       (C), AND (D) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13D-2(B)

                               (AMENDMENT NO. 7)*




                               PHYSIOMETRIX, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)



                         Common Stock, $0.001 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                    718928104
--------------------------------------------------------------------------------
                                 (CUSIP Number)



                                 March 16, 2004
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)




     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     [_]  Rule 13d-1(b)
     [_]  Rule 13d-1(c)
     [X]  Rule 13d-1(d)



          *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

          The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

================================================================================

===================                                                =============
CUSIP NO. 718928104                   13G                          PAGE 2 OF 19
===================                                                =============

================================================================================
  1     NAMES OF REPORTING PERSONS

        Chemicals and Materials Enterprise Associates, Limited Partnership
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                         (a) [_]
                                                                         (b) [_]
------- ------------------------------------------------------------------------
  3     SEC USE ONLY


------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
------- ------------------------------------------------------------------------
                     5     SOLE VOTING POWER

                           0 shares
  NUMBER OF        ------- -----------------------------------------------------
   SHARES            6     SHARED VOTING POWER
BENEFICIALLY
  OWNED BY                 421,190 shares
    EACH           ------- -----------------------------------------------------
  REPORTING          7     SOLE DISPOSITIVE POWER
   PERSON
    WITH                   0 shares
                   ------- -----------------------------------------------------
                     8     SHARED DISPOSITIVE POWER

                           421,190 shares
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        421,190 shares
------- ------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
        (SEE INSTRUCTIONS)   [_]

------- ------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        5.0%
------- ------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        PN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                Page 2 of 19 pages

===================                                                =============
CUSIP NO. 718928104                   13G                          PAGE 3 OF 19
===================                                                =============

================================================================================
  1     NAMES OF REPORTING PERSONS

        NEA Chemicals and Materials Partners, Limited Partnership
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                         (a) [_]
                                                                         (b) [_]
------- ------------------------------------------------------------------------
  3     SEC USE ONLY


------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
------- ------------------------------------------------------------------------
                     5     SOLE VOTING POWER

                           0 shares
  NUMBER OF        ------- -----------------------------------------------------
   SHARES            6     SHARED VOTING POWER
BENEFICIALLY
  OWNED BY                 421,190 shares
    EACH           ------- -----------------------------------------------------
  REPORTING          7     SOLE DISPOSITIVE POWER
   PERSON
    WITH                   0 shares
                   ------- -----------------------------------------------------
                     8     SHARED DISPOSITIVE POWER

                           421,190 shares
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        421,190 shares
------- ------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
        (SEE INSTRUCTIONS)   [_]

------- ------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        5.0%
------- ------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        PN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 3 of 19 pages

===================                                                =============
CUSIP NO. 718928104                   13G                          PAGE 4 OF 19
===================                                                =============

================================================================================
  1     NAMES OF REPORTING PERSONS

        Cornelius C. Bond, Jr.
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                         (a) [_]
                                                                         (b) [_]
------- ------------------------------------------------------------------------
  3     SEC USE ONLY


------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
------- ------------------------------------------------------------------------
                     5     SOLE VOTING POWER

                           1,781 shares
  NUMBER OF        ------- -----------------------------------------------------
   SHARES            6     SHARED VOTING POWER
BENEFICIALLY
  OWNED BY                 421,190 shares
    EACH           ------- -----------------------------------------------------
  REPORTING          7     SOLE DISPOSITIVE POWER
   PERSON
    WITH                   1,781 shares
                   ------- -----------------------------------------------------
                     8     SHARED DISPOSITIVE POWER

                           421,190 shares
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        422,971 shares
------- ------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
        (SEE INSTRUCTIONS)   [_]

------- ------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        5.0%
------- ------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 4 of 19 pages

===================                                                =============
CUSIP NO. 718928104                   13G                          PAGE 5 OF 19
===================                                                =============

================================================================================
  1     NAMES OF REPORTING PERSONS

        Nancy L. Dorman
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                         (a) [_]
                                                                         (b) [_]
------- ------------------------------------------------------------------------
  3     SEC USE ONLY


------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
------- ------------------------------------------------------------------------
                     5     SOLE VOTING POWER

                           0 shares
  NUMBER OF        ------- -----------------------------------------------------
   SHARES            6     SHARED VOTING POWER
BENEFICIALLY
  OWNED BY                 421,190 shares
    EACH           ------- -----------------------------------------------------
  REPORTING          7     SOLE DISPOSITIVE POWER
   PERSON
    WITH                   0 shares
                   ------- -----------------------------------------------------
                     8     SHARED DISPOSITIVE POWER

                           421,190 shares
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        421,190 shares
------- ------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
        (SEE INSTRUCTIONS)   [_]

------- ------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        5.0%
------- ------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 5 of 19 pages

===================                                                =============
CUSIP NO. 718928104                   13G                          PAGE 6 OF 19
===================                                                =============

================================================================================
  1     NAMES OF REPORTING PERSONS

        C. Richard Kramlich
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                         (a) [_]
                                                                         (b) [_]
------- ------------------------------------------------------------------------
  3     SEC USE ONLY


------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
------- ------------------------------------------------------------------------
                     5     SOLE VOTING POWER

                           0 shares
  NUMBER OF        ------- -----------------------------------------------------
   SHARES            6     SHARED VOTING POWER
BENEFICIALLY
  OWNED BY                 421,190 shares
    EACH           ------- -----------------------------------------------------
  REPORTING          7     SOLE DISPOSITIVE POWER
   PERSON
    WITH                   0 shares
                   ------- -----------------------------------------------------
                     8     SHARED DISPOSITIVE POWER

                           421,190 shares
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        421,190 shares
------- ------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
        (SEE INSTRUCTIONS)   [_]

------- ------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        5.0%
------- ------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 6 of 19 pages

===================                                                =============
CUSIP NO. 718928104                   13G                          PAGE 7 OF 19
===================                                                =============

================================================================================
  1     NAMES OF REPORTING PERSONS

        Thomas C. McConnell
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                         (a) [_]
                                                                         (b) [_]
------- ------------------------------------------------------------------------
  3     SEC USE ONLY


------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
------- ------------------------------------------------------------------------
                     5     SOLE VOTING POWER

                           0 shares
  NUMBER OF        ------- -----------------------------------------------------
   SHARES            6     SHARED VOTING POWER
BENEFICIALLY
  OWNED BY                 421,190 shares
    EACH           ------- -----------------------------------------------------
  REPORTING          7     SOLE DISPOSITIVE POWER
   PERSON
    WITH                   0 shares
                   ------- -----------------------------------------------------
                     8     SHARED DISPOSITIVE POWER

                           421,190 shares
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        421,190 shares
------- ------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
        (SEE INSTRUCTIONS)   [_]

------- ------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        5.0%
------- ------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 7 of 19 pages

===================                                                =============
CUSIP NO. 718928104                   13G                          PAGE 8 OF 19
===================                                                =============

================================================================================
  1     NAMES OF REPORTING PERSONS

        Charles W. Newhall III
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                         (a) [_]
                                                                         (b) [_]
------- ------------------------------------------------------------------------
  3     SEC USE ONLY


------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
------- ------------------------------------------------------------------------
                     5     SOLE VOTING POWER

                           0 shares
  NUMBER OF        ------- -----------------------------------------------------
   SHARES            6     SHARED VOTING POWER
BENEFICIALLY
  OWNED BY                 421,190 shares
    EACH           ------- -----------------------------------------------------
  REPORTING          7     SOLE DISPOSITIVE POWER
   PERSON
    WITH                   0 shares
                   ------- -----------------------------------------------------
                     8     SHARED DISPOSITIVE POWER

                           421,190 shares
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        421,190 shares
------- ------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
        (SEE INSTRUCTIONS)   [_]

------- ------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        5.0%
------- ------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 8 of 19 pages

===================                                                =============
CUSIP NO. 718928104                   13G                          PAGE 9 OF 19
===================                                                =============

================================================================================
  1     NAMES OF REPORTING PERSONS

        Thomas R. Baruch
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                         (a) [_]
                                                                         (b) [_]
------- ------------------------------------------------------------------------
  3     SEC USE ONLY


------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
------- ------------------------------------------------------------------------
                     5     SOLE VOTING POWER

                           68,064 shares
  NUMBER OF        ------- -----------------------------------------------------
   SHARES            6     SHARED VOTING POWER
BENEFICIALLY
  OWNED BY                 421,190 shares
    EACH           ------- -----------------------------------------------------
  REPORTING          7     SOLE DISPOSITIVE POWER
   PERSON
    WITH                   68,064 shares
                   ------- -----------------------------------------------------
                     8     SHARED DISPOSITIVE POWER

                           421,190 shares
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        489,254 shares
------- ------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
        (SEE INSTRUCTIONS)   [_]

------- ------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        5.8%
------- ------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 9 of 19 pages

===================                                                =============
CUSIP NO. 718928104                   13G                          PAGE 10 OF 19
===================                                                =============

================================================================================
  1     NAMES OF REPORTING PERSONS

        Donald L. Murfin
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                         (a) [_]
                                                                         (b) [_]
------- ------------------------------------------------------------------------
  3     SEC USE ONLY


------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
------- ------------------------------------------------------------------------
                     5     SOLE VOTING POWER

                           7,053 shares
  NUMBER OF        ------- -----------------------------------------------------
   SHARES            6     SHARED VOTING POWER
BENEFICIALLY
  OWNED BY                 421,190 shares
    EACH           ------- -----------------------------------------------------
  REPORTING          7     SOLE DISPOSITIVE POWER
   PERSON
    WITH                   7,053 shares
                   ------- -----------------------------------------------------
                     8     SHARED DISPOSITIVE POWER

                           421,190 shares
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        428,243 shares
------- ------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
        (SEE INSTRUCTIONS)   [_]

------- ------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        5.1%
------- ------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 10 of 19 pages

ITEM 1(A).     NAME OF ISSUER:  Physiometrix, Inc.
               --------------

ITEM 1(B).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
               -----------------------------------------------
               Five Billerica Park,
               North Billerica, MA 01862.

ITEM 2(A).     NAMES OF PERSONS FILING:
               -----------------------
               Chemicals and Materials Enterprise Associates, Limited Partnership ("CMEA"), NEA Chemicals and Materials Partners, Limited Partnership ("CMEA Partners"), which is a general partner of CMEA, and Cornelius C. Bond, Jr. ("Bond"), Nancy L. Dorman ("Dorman"), C. Richard Kramlich ("Kramlich"), Thomas C. McConnell ("McConnell") and Charles W. Newhall III ("Newhall" and collectively with Bond, Dorman, Kramlich and McConnell the "General Partners"), and Thomas R. Baruch ("Baruch") and Donald
               L. Murfin ("Murfin"). The General Partners are individual general partners of CMEA Partners. Baruch and Murfin are individual general partners of CMEA. The persons named in this paragraph are referred to individually herein as a "Reporting Person" and collectively as the "Reporting Persons."

ITEM 2(B).     ADDRESSES OF PRINCIPAL BUSINESS OFFICES OR, IF NONE, RESIDENCES:
               ---------------------------------------------------------------
               The address of the principal business office of CMEA Partners, Bond, Dorman and Newhall is New Enterprise Associates, 1119 St. Paul Street, Baltimore, Maryland 21202. The address of the principal business office of Kramlich and McConnell is New Enterprise Associates, 2490 Sand Hill Road, Menlo Park, California 94025. The address of the principal business office of CMEA, Baruch and Murfin is One Embarcadero Center, Suite 3250, San Francisco, CA 94111.

ITEM 2(C).     CITIZENSHIP:
               -----------
               Each of CMEA and CMEA Partners is a limited partnership organized under the laws of the State of Delaware. Each of the General Partners, Baruch and Murfin is a United States citizen.

ITEM 2(D).     TITLE OF CLASS OF SECURITIES:
               ----------------------------
               Common Stock, $0.001 par value ("Common Stock").

ITEM 2(E).     CUSIP NUMBER: 718928104.
               ------------

ITEM 4.        OWNERSHIP.
               ---------
               (a) Amount Beneficially Owned: CMEA is the record owner of 421,190 shares of Common Stock as of December 31, 2003 (the "CMEA Shares"). As a general partner of CMEA, CMEA Partners may be deemed to own beneficially the CMEA Shares. Murfin is the record owner of 7,053 shares of Common Stock. As a general partner of CMEA, Murfin may be deemed to own beneficially the CMEA Shares and the 7,053 shares of Common Stock held of record for a total of 428,243 shares of Common Stock. Bond is the record owner of 1,781 shares of Common Stock. As a general partner of CMEA Partners, Bond may be deemed to own beneficially the CMEA Shares and the 1,781 shares of Common Stock held of record for a total of 422,971 shares of Common Stock. Baruch is the record owner of 14,106 shares of Common Stock as well as the record owner of options to purchase 53,958 shares of Common Stock (the "Option Shares"), which options will be exercisable within 60 days of March 16, 2004. As a general partner of CMEA, Baruch may be deemed to own beneficially the CMEA Shares, the 14,106 shares of Common Stock held of record and the Option Shares for a total of 489,254 shares of Common Stock. As individual general partners of CMEA Partners, which is a general partner of CMEA, Dorman, Kramlich, McConnell and Newhall may be deemed to own beneficially the CMEA Shares.

                               Page 11 of 19 pages

               (b)  Percent of Class: Each Reporting Person except Baruch and
                    Murfin: 5.0%. Baruch: 5.8%. Murfin: 5.1%. The foregoing percentages are calculated based on 8,422,994 shares of Common Stock reported to be outstanding as of October 31, 2003, as adjusted pursuant to Rule 13d-3(d)(1).

               (c)  Number of shares as to which such person has:

                    (i) sole power to vote or to direct the vote: 0 shares of Common Stock for each Reporting Person other than Baruch, Murfin and Bond. 68,064 shares of Common Stock for Baruch, 7,053 shares of Common Stock for Murfin and 1,781 shares of Common Stock for Bond.

                    (ii) shared power to vote or to direct the vote: 421,190 shares of Common Stock for each Reporting Person.

                    (iii) sole power to dispose or to direct the disposition of:
                          0 shares of Common Stock for each Reporting Person other than Baruch, Murfin and Bond. 68,064 shares of Common Stock for Baruch, 7,053 shares of Common Stock for Murfin and 1,781 shares of Common Stock for Bond.

                    (iv) shared power to dispose or to direct the disposition of: 421,190 shares of Common Stock for each Reporting Person.

               Each Reporting Person expressly disclaims beneficial ownership of any shares of Common Stock of Physiometrix, Inc., except for the shares of Common Stock, if any, that such Reporting Person owns of record.

ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
               --------------------------------------------
               Not Applicable.


               ALL OTHER ITEMS REPORTED ON THE SCHEDULE 13G DATED AS OF FEBRUARY 17, 2004 AND FILED ON BEHALF OF THE REPORTING PERSONS WITH RESPECT TO THE COMMON STOCK OF PHYSIOMETRIX, INC. REMAIN UNCHANGED.

                               Page 12 of 19 pages

                                    SIGNATURE
                                    ---------

     After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date:  March 16, 2004


CHEMICALS AND MATERIALS ENTERPRISE ASSOCIATES, LIMITED PARTNERSHIP

By:  NEA Chemicals and Materials Partners, Limited Partnership


     By:            *
         -----------------------------
         Charles W. Newhall III
         General Partner

NEA CHEMICALS AND MATERIALS PARTNERS, LIMITED PARTNERSHIP


By:                 *
     ---------------------------------
     Charles W. Newhall III
     General Partner


                    *
--------------------------------------
Thomas R. Baruch


                    *
--------------------------------------
Cornelius C. Bond, Jr.


                    *
--------------------------------------
C. Richard Kramlich


                    *
--------------------------------------
Thomas C. McConnell


                    *
--------------------------------------
Donald L. Murfin


                               Page 13 of 19 pages

                    *
--------------------------------------
Charles W. Newhall III





                                             /s/ Nancy L. Dorman
                                             -----------------------------------
                                             Nancy L. Dorman as Attorney-in-Fact





--------------------------------------------------------------------------------
* This Schedule 13G was executed by Nancy L. Dorman pursuant to a Power of Attorney filed with the Securities and Exchange Commission on February 13, 1992 in connection with a Schedule 13G for Advanced Interventional Systems Inc., which Power of Attorney is incorporated herein by reference and is attached hereto as Exhibit 2.





                               Page 14 of 19 pages

                                                                       EXHIBIT 1
                                                                       ---------

                                    AGREEMENT
                                    ---------

     Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of Common Stock of Physiometrix, Inc.

     EXECUTED this 16th day of March, 2004.


CHEMICALS AND MATERIALS ENTERPRISE ASSOCIATES, LIMITED PARTNERSHIP

By:  NEA Chemicals and Materials Partners, Limited Partnership


     By:            *
         -----------------------------
         Charles W. Newhall III
         General Partner


NEA CHEMICALS AND MATERIALS PARTNERS, LIMITED PARTNERSHIP


By:                 *
     ---------------------------------
     Charles W. Newhall III
     General Partner


                    *
--------------------------------------
Thomas R. Baruch


                    *
--------------------------------------
Cornelius C. Bond, Jr.


                    *
--------------------------------------
C. Richard Kramlich


                    *
--------------------------------------
Thomas C. McConnell


                    *
--------------------------------------
Donald L. Murfin



                               Page 15 of 19 pages

                    *
--------------------------------------
Charles W. Newhall III



                                             /s/ Nancy L. Dorman
                                             -----------------------------------
                                             Nancy L. Dorman as Attorney-in-Fact


--------------------------------------------------------------------------------
* This Schedule 13G was executed by Nancy L. Dorman pursuant to a Power of Attorney filed with the Securities and Exchange Commission on February 13, 1992 in connection with a Schedule 13G for Advanced Interventional Systems Inc., which Power of Attorney is incorporated herein by reference and is attached hereto as Exhibit 2.




                               Page 16 of 19 pages

                                                                       EXHIBIT 2
                                                                       ---------

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Nancy L. Dorman and Charles W. Newhall III, and each of them, with full power to act without the other, his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a general partner of any partnership, pursuant to section 13 or 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 23rd day of April, 1991.


                                                    /s/ Raymond L. Bank
                                                    ----------------------------
                                                    Raymond L. Bank


                                                    /s/ Thomas R. Baruch
                                                    ----------------------------
                                                    Thomas R. Baruch


                                                    /s/ Cornelius C. Bond, Jr.
                                                    ----------------------------
                                                    Cornelius C. Bond, Jr.


                                                    /s/ Frank A. Bonsal, Jr.
                                                    ----------------------------
                                                    Frank A. Bonsal, Jr.


                                                    /s/ James A. Cole
                                                    ----------------------------
                                                    James A. Cole


                               Page 17 of 19 pages

                                                    /s/ Nancy L. Dorman
                                                    ----------------------------
                                                    Nancy L. Dorman


                                                    /s/ Neal M. Douglas
                                                    ----------------------------
                                                    Neal M. Douglas


                                                    /s/ John W. Glynn, Jr.
                                                    ----------------------------
                                                    John W. Glynn, Jr.


                                                    /s/ Curran W. Harvey
                                                    ----------------------------
                                                    Curran W. Harvey


                                                    /s/ Ronald Kase
                                                    ----------------------------
                                                    Ronald Kase


                                                    /s/ C. Richard Kramlich
                                                    ----------------------------
                                                    C. Richard Kramlich


                                                    /s/ Robert F. Kuhling
                                                    ----------------------------
                                                    Robert F. Kuhling


                                                    /s/ Arthur J. Marks
                                                    ----------------------------
                                                    Arthur J. Marks


                                                    /s/ Thomas C. McConnell
                                                    ----------------------------
                                                    Thomas C. McConnell


                                                    /s/ Donald L. Murfin
                                                    ----------------------------
                                                    Donald L. Murfin


                                                    /s/ H. Leland Murphy
                                                    ----------------------------
                                                    H. Leland Murphy


                               Page 18 of 19 pages

                                                    /s/ John M. Nehra
                                                    ----------------------------
                                                    John M. Nehra


                                                    /s/ Charles W. Newhall III
                                                    ----------------------------
                                                    Charles W. Newhall III


                                                    /s/ Terry L. Opdendyk
                                                    ----------------------------
                                                    Terry L. Opdendyk


                                                    /s/ Barbara J. Perrier
                                                    ----------------------------
                                                    Barbara J. Perrier


                                                    /s/ C. Vincent Prothro
                                                    ----------------------------
                                                    C. Vincent Prothro


                                                    /s/ C. Woodrow Rea, Jr.
                                                    ----------------------------
                                                    C. Woodrow Rea, Jr.


                                                    /s/ Howard D. Wolfe, Jr.
                                                    ----------------------------
                                                    Howard D. Wolfe, Jr.


                                                    /s/ Nora M. Zietz
                                                    ----------------------------
                                                    Nora M. Zietz



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